Exhibit 10.6

               FIRST AMENDMENT TO CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of January 20, 1995, by and between TCI INTERNATIONAL, INC., a Delaware corporation ("TCI"), TECHNOLOGY FOR COMMUNICATIONS INTERNATIONAL, a California Corporation ("TC International"), BR COMMUNICATIONS, a California corporation ("BRC"), ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                             RECITALS

     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 17, 1994, as amended from time to time ("Credit Agreement").
     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
     NOW, THEREFORE, the Credit Agreement is hereby amended as follows:
     1. The second paragraph of Section l.l(b) shall be deleted in its entirety, and the following substituted therefor:

"Notwithstanding the foregoing, the outstanding principal balance of the Line, to a maximum of the principal sum stated above, shall not at any time exceed ninety percent (90%) of the fair market value of marketable securities pledged to secure the Line of Credit with fair market value determined by Bank from time to time in its sole discretion. Should, for any reason whatsoever, the outstanding principal balance of the Line exceed said percentage, Borrowers shall, immediately upon demand by Bank, pledge or cause to be pledged with Bank additional marketable securities as security for the Line, of a type and market value satisfactory to Bank in its sole discretion.

     2. The first paragraph of Section 1.4 shall be deleted in its entirety, and the following substituted therefor:

"SECTION 1.4 COLLATERAL. As security for all indebtedness of Borrowers to Bank pursuant to this Agreement, TC International grants to Bank security interests of first priority in that certain Overland Express Money Market Fund Account Number 2300422082 ("Overland Express Account") maintained with Bank. Bank hereby confirms that, as of the date of this Agreement, the securities in said account are of a type satisfactory to Bank and are of a fair market value sufficient to meet the margin requirement set forth in Section 1.1 hereof. So long as there exists no default under this Agreement, TCI, TC International, or BRC as applicable, shall have the right to substitute securities in the Overland Express Money Market Fund Account so long as said substituted securities are of a type and market value satisfactory to Bank in its sole and reasonable discretion and, immediately following such substitution, there exists no violation of the margin requirement set forth in Section 1.1 hereof."

     3. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

     4. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

                                         WELLS FARGO BANK,
TCI INTERNATIONAL, INC.                    NATIONAL ASSOCIATION
By: _______________________          By: _________________________
Title: ____________________               William H. Schenck
                                          Assistant Vice President

TECHNOLOGY FOR COMMUNICATIONS INTERNATIONAL
By: _______________________
Title: ____________________

BR COMMUNICATIONS
By: _______________________
Title: ____________________

            ADDENDUM TO GENERAL PLEDGE AGREEMENT AND
                  THIRD PARTY PLEDGE AGREEMENT

     THIS ADDENDUM is attached to and made a part of that certain General Pledge Agreement and Third Party Pledge Agreement (collectively, "Agreement") executed by TECHNOLOGY FOR COMMUNICATIONS INTERNATIONAL ("Debtor"), as of January 20, 1995, in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").
     Debtor acknowledges and agrees as follows:
     1. Collateral. Notwithstanding any reference in the Agreement to a transfer, pledge or delivery to Bank, or a deposit with Bank, of the Collateral and Proceeds defined in paragraph 1 of the Agreement, and notwithstanding any reference in the Agreement to the possession, custody or control by Bank of the Collateral or Proceeds, said Collateral includes without limitation: (a) all securities (whether certificated or uncertificated), bonds, documents, instruments, money, notes, repurchase agreements, general intangibles, and all other property of whatever nature or description, whether tangible or intangible, now or hereafter held on account of or for Debtor in Debtor's Overland Express Money Market Fund Account Number 2300422082 with Bank ("Account"); (b) the Account itself and all replacements and substitutions therefor; and (c) Proceeds of all of the foregoing; provided however, that notwithstanding the generality of the foregoing, the term "Collateral" does not include any and Bank disclaims a security interest in all Collective Investment Funds (as hereinafter defined) now or hereafter in the Account.
     2. Security Interest. In accordance with and subject to the provisions of the Agreement, and to secure all indebtedness of Debtor, TCI International, Inc. or BR Communications, to Bank, Debtor grants and transfers to Bank a security interest in all of the Collateral described in the Agreement and paragraph 1 of this Addendum.
     3. Account Activity. So long as no default exists with respect to the indebtedness secured hereby, Debtor may sell, exchange, transfer or otherwise dispose of assets in and withdraw assets from the Account and, provided however that the Collateral Value of the Account, as hereinafter defined, shall at all times be equal to or greater than one hundred percent (100t) of the outstanding principal balance of the Letter of Credit Line granted by Bank pursuant to Credit Agreement dated May 17, 1994, as amended from time to time. In the event that the Collateral Value of the Account should, for any reason and at any time, be less than the required amount, Debtor shall promptly either make a principal reduction on the indebtedness secured hereby, or deposit additional assets, of a nature satisfactory to Bank, in either case, sufficient such that the Collateral Value of the Account achieves the required amount, and subject to the possibility of providing cash collateral as described in and pursuant to Section 1.1 of the Credit Agreement.
     4. Priority. The terms of this Addendum override and take precedence over any provision to the contrary in any other agreement or other documentation relative to the opening and maintenance of the Account.
     5. Defined Terms. All terms defined in the Agreement and used herein shall have the same meaning when used in this Addendum. "Collective Investment Funds" means a collective investment fund as described in 12 CFR
9.18 and includes without limitation a collective investment fund maintained by Bank's Trust Department. "Collateral Value of the Account" means the sum of: ninety percent (90%) of the market value of the Account, with market value, in all instances, determined by Bank in its sole discretion and excluding from such computation all WF Securities, Collective Investment Funds or any other assets in which Bank does not have a first priority perfected security interest now or hereafter in the Account.
     IN WITNESS WHEREOF, the Debtor has exremedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. Any waiver, permit, consent or approval of any kind by Bank of any default hereunder or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing. It is agreed that public or private sales, for cash or on credit, to a wholesaler or retailer or investor, or user of property of the types subject to this Agreement, or public auction, are all commercially reasonable since differences in the sales prices generally realized in the different kinds of sales are ordinarily offset by the differences in the costs and credit risks of such sales. While an Event of Default exists: (a) Bank may, at any time and at Bank's sole option, liquidate any time deposits pledged to Bank hereunder, whether or not said time deposits have matured and notwithstanding the fact that such liquidation may give rise to penalties for early withdrawal of funds; (b) Debtor will not dispose of any of the Collateral or Proceeds except on terms approved by Bank; (c) Bank may appropriate the Collateral and apply ail Proceeds toward repayment of the Indebtedness in such order of application as Bank may from time to time elect; and (d) at Bank's request, Debtor will assemble and deliver all Collateral and Proceeds, and books and records pertaining thereto, to Bank at a reasonably convenient place designated by Bank. For any Collateral or Proceeds consisting of securities, Bank shall have no obligation to delay a sale of any portion thereof for the period of time necessary to permit the issuer thereof to register such securities for public sale under any applicable state or Federal law, even if the issuer thereof would agree to do so.

     11. DISPOSITION OF COLLATERAL AND PROCEEDS. Upon the transfer of all or any part of the Indebtedness, Bank may transfer all or any part of the Collateral or Proceeds and shall be fully discharged thereafter from all liability and responsibility with respect to any of the foregoing so transferred, and the transferee shall be vested with all rights and powers of Bank hereunder with respect to any of the foregoing so transferred; but with respect to any Collateral or Proceeds not so transferred, Bank shall retain all rights, powers, privileges and remedies herein given. Any proceeds of any disposition of any of the Collateral or Proceeds, or any part thereof, may be applied by Bank to the payment of expenses incurred by Bank in connection with the foregoing, including reasonable attorneys' fees, and the balance of such proceeds may be applied by Bank toward the payment of the Indebtedness in such order of application as Bank may from time to time elect.

     12. COSTS, EXPENSES AND ATTORNEYS' FEES. Debtor shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), incurred by Bank in exercising any right, power, privilege or remedy conferred by this Agreement or in the enforcement thereof, including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Debtor or the valuation of the Collateral and/or Proceeds, including without limitation, the seeking of relief from or modification of the automatic stay or the negotiation and drafting of a cash collateral order. All of the foregoing shall be paid by Debtor with interest at a rate per annum equal to the greater of ten percent (10%) or the Prime Rate in effect from time to time. The "Prime Rate" is a base rate that Bank from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto.

     13. STATUTE OF LIMITATIONS. Until all Indebtedness shall have been paid in full, the power of sale and all other rights, powers, privileges and remedies granted to Bank hereunder shall continue to exist and may be exercised by Bank at any time and from time to time irrespective of the fact that the Indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of Debtor may have ceased, unless such liability shall have ceased due to the payment in full of all Indebtedness secured hereunder.

     14. MISCELLANEOUS. The obligations of Debtor are joint and several; presentment, protest, notice of protest, notice of dishonor and notice of nonpayment are waived with respect to any Proceeds to which Bank is entitled hereunder; any right to direct the application of payments or security for Indebtedness of Debtor hereunder, or indebtedness of customers of Debtor, and any right to require proceedings against others or to require exhaustion of security are waived; and consent to extensions, forbearances or alterations of the terms of Indebtedness, the release or substitution of security, and the release of guarantors is given with respect to Proceeds subject to this Agreement; provided however, that in each instance Bank believes in good faith that the action in question is commercially reasonable in that is does not unreasonably increase the risk of nonpayment of the Indebtedness to which the action applies Until all Indebtedness shall have been paid in full, no Debtor shall have any right of subrogation or contribution, and each Debtor hereby waives any benefit of or right to participate in any of the Collateral or Proceeds or any other security now or hereafter held by Bank.

     15. OBLIGATIONS OF MARRIED PERSONS. Any married person who signs this Agreement as Debtor hereby expressly agrees that recourse may be had against his or her separate property for all his or her Indebtedness to Bank secured by the Collateral and Proceeds under this Agreement.

     16. NOTICES. All notices, requests or demands required under this Agreement must be in writing, addressed to Bank at the address specified in any other loan documents entered into between Debtor and Bank and to Debtor at the address of its chief executive office (or residence, if applicable) specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (a) if personally delivered, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

     17. GOVERNING LAW; SUCCESSORS, ASSIGNS. This Agreement shall be governed by and construed in accordance with the laws of the State of California, and shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties.

     18. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

     Debtor warrants that its chief executive office (or residence, if applicable) is located at the following address:

          222 Caspian Drive, Sunnyvale, California 94089

IN WITNESS WHEREOF, this Agreement has been duly executed as of January 20,
1995

                       Technology for Communications International
                       By: _______________________________________
                       Title: ____________________________________